EXHIBIT 11 - Statement regarding computation of per share earnings

Computation for the quarter ended                                      March 31,
Dollars in thousands except per share data                        1995         1994
                                                                ----------   ----------
Primary earnings per share:
Weighted average number of shares                               36,807,474   34,911,936
Common stock equivalents computed under the
treasury stock method using average market price                   359,271      461,078
                                                                ----------   ----------
Total                                                           37,166,745   35,373,014
                                                                ==========   ==========

Fully diluted earnings per share:
Weighted average number of shares                               36,807,474   34,911,936
Common stock equivalents computed under the
treasury stock method using the greater of ending
or average market price                                            362,911      462,483
Other potentially dilutive securities                            2,675,133    2,687,450
                                                                ----------   ----------
Total                                                           39,845,518   38,061,869
                                                                ==========   ==========

Net income                                                         $28,268      $22,915
Interest expense (net of tax) incurred for other
potentially dilutive securities                                       $577         $579

Earnings per share:
Primary                                                               $.76         $.65
Fully diluted                                                          .72          .62
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